UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 333-140578

                                CH4 Energy, Inc.
             (Exact name of registrant as specified in its charter)

                              13047 W. Iliff Drive
                            Lakewood, Colorado 80228
                                 (303) 478-4442
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 Par Value
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                        Rule 12g-4(a)(1)         [X]
                        Rule 12g-4(a)(2)         [ ]
                        Rule 12h-3(b)(1)(i)      [X]
                        Rule 12h-3(b)(1)(ii)     [ ]
                        Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:
17

Pursuant to the requirements of the Securities Exchange Act of 1934, CH4 Energy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 29, 2009                       By: /s/ James Fitzsimons
      ----------------------                    --------------------------------
                                             Name:  James Fitzsimons
                                             Title: President, CFO and Secretary